EXHIBIT 1.A(5)(l)



                                     FORM B





HYPOTHETICAL ILLUSTRATIONS:


     The following illustrations use hypothetical examples to show the way a Policy works. The illustrations are illustrative only and are not a representation of past or future investment rates of return. Actual investment rates of return will be different from those shown depending on a number of factors, including: premium and cash value allocations or transfers among the investment divisions and the Fixed Account made by an owner; and different rates of return of the various Fund portfolios (which could include variations due to differences in annual rates of return, even if the rates of return averaged 0% and 12% over a period of years). Neither we nor the Fund make any representation that the hypothetical rates of return shown in these illustrations can be achieved in any one year or sustained over any period of time.

     Upon request, we will furnish an illustration reflecting the proposed covered person's age, sex, the specified face amount or premium amount requested, frequency of planned periodic premium payments and any available rider requested.

                              POLICY ILLUSTRATION
                               VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE CURRENT POLICY COSTS CONTINUE. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

 Male 40 No Tobacco

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00



                                                                  CURRENT POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                     0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                           (-1.28% NET RETURN)                          (10.72% NET RETURN)
                                 ----------------------------------------   -------------------------------------------
  END       END                                       CASH                                       CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER      DEATH      ACCUMULATION     SURRENDER        DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE       BENEFIT         VALUE          VALUE         BENEFIT
------   ---------   ---------   --------------   -----------   ---------   --------------   -----------   ------------
   1         41        1,200            659               0      100,000             766              0       100,000
   2         42        1,200          1,311               0      100,000           1,614              0       100,000
   3         43        1,200          1,955             405      100,000           2,554          1,004       100,000
   4         44        1,200          2,586           1,258      100,000           3,590          2,262       100,000
   5         45        1,200          3,192           2,085      100,000           4,720          3,613       100,000
                       -----
                       6,000

   6         46        1,200          3,776           2,890      100,000           5,955          5,070       100,000
   7         47        1,200          4,333           3,669      100,000           7,305          6,641       100,000
   8         48        1,200          4,866           4,423      100,000           8,783          8,340       100,000
   9         49        1,200          5,372           5,150      100,000          10,399         10,178       100,000
  10         50        1,200          5,847           5,847      100,000          12,168         12,168       100,000
                       -----
                      12,000

  11         51        1,200          6,539           6,539      100,000          14,368         14,368       100,000
  12         52        1,200          7,188           7,188      100,000          16,776         16,776       100,000
  13         53        1,200          7,788           7,788      100,000          19,409         19,409       100,000
  14         54        1,200          8,336           8,336      100,000          22,291         22,291       100,000
  15         55        1,200          8,835           8,835      100,000          25,456         25,456       100,000
                      ------
                      18,000

  20         60        1,200         10,497          10,497      100,000          46,794         46,794       100,000
  25         65        1,200         10,248          10,248      100,000          82,385         82,385       100,509
  30         70        1,200          6,960           6,960      100,000         141,856        141,856       164,552
 *35         75        1,200              0               0            0         239,331        239,331       256,084
  40         80        1,200              0               0            0         400,477        400,477       420,500
  45         85        1,200              0               0            0         661,424        661,424       694,495
  50         90        1,200              0               0            0       1,078,472      1,078,472     1,132,395
  55         95        1,200              0               0            0       1,762,880      1,762,880     1,780,508
  60        100        1,200              0               0            0       2,935,394      2,935,394     2,935,393

------------------
*Year 35, Month 7
 Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                              POLICY ILLUSTRATION
                               VARIABLE ACCOUNT

THE PURPOSE OF THIS ILLUSTRATION IS TO SHOW HOW THE PERFORMANCE OF THE UNDERLYING SUB-ACCOUNTS COULD AFFECT THE POLICY CASH VALUE AND DEATH BENEFIT ASSUMING THE MAXIMUM POLICY COSTS WERE CHARGED. THIS ILLUSTRATION IS HYPOTHETICAL AND MAY NOT BE USED TO PROJECT OR PREDICT INVESTMENT RESULTS.

PREMIUMS ARE PAID AT THE BEGINNING OF THE YEAR. THE CASH VALUE AND DEATH BENEFIT ARE SHOWN AS OF THE END OF EACH POLICY YEAR.

PREPARED FOR:

 Male 40 No Tobacco

Initial Total Face Amount: $100,000
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00



                                                            MAXIMUM GUARANTEED POLICY COSTS
                                 --------------------------------------------------------------------------------------
                                     0.00% GROSS HYPOTHETICAL RETURN             12.00% GROSS HYPOTHETICAL RETURN
                                           (-1.53% NET RETURN)                          (10.47% NET RETURN)
                                 ----------------------------------------   -------------------------------------------
  END       END                                       CASH                                       CASH
  OF      OF YEAR     PREMIUM     ACCUMULATION     SURRENDER      DEATH      ACCUMULATION     SURRENDER        DEATH
 YEAR       AGE        OUTLAY         VALUE          VALUE       BENEFIT         VALUE          VALUE         BENEFIT
------   ---------   ---------   --------------   -----------   ---------   --------------   -----------   ------------
   1         41        1,200            496              0       100,000             592              0       100,000
   2         42        1,200            968              0       100,000           1,228              0       100,000
   3         43        1,200          1,416              0       100,000           1,913            364       100,000
   4         44        1,200          1,838            509       100,000           2,650          1,322       100,000
   5         45        1,200          2,232          1,125       100,000           3,442          2,335       100,000
                       -----
                       6,000

   6         46        1,200          2,596          1,711       100,000           4,293          3,408       100,000
   7         47        1,200          2,930          2,265       100,000           5,208          4,544       100,000
   8         48        1,200          3,230          2,787       100,000           6,193          5,750       100,000
   9         49        1,200          3,496          3,274       100,000           7,251          7,030       100,000
  10         50        1,200          3,724          3,724       100,000           8,391          8,391       100,000
                       -----          -----          -----       -------           -----          -----       -------
                      12,000

  11         51        1,200          4,162          4,162       100,000           9,881          9,881       100,000
  12         52        1,200          4,551          4,551       100,000          11,492         11,492       100,000
  13         53        1,200          4,884          4,884       100,000          13,229         13,229       100,000
  14         54        1,200          5,157          5,157       100,000          15,104         15,104       100,000
  15         55        1,200          5,362          5,362       100,000          17,126         17,126       100,000
                      ------          -----          -----       -------          ------         ------       -------
                      18,000

  20         60        1,200          5,157          5,157       100,000          30,008         30,008       100,000
  25         65        1,200          1,887          1,887       100,000          49,681         49,681       100,000
  30         70        1,200              0              0             0          82,117         82,117       100,000
  35         75        1,200              0              0             0         138,156        138,156       147,826
  40         80        1,200              0              0             0         229,199        229,199       240,658
  45         85        1,200              0              0             0         371,574        371,574       390,152
  50         90        1,200              0              0             0         587,723        587,723       617,109
  55         95        1,200              0              0             0         933,843        933,843       943,181
  60        100        1,200              0              0             0       1,538,696      1,538,696     1,538,695

------------------
*Year 27, Month 9
 Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                 VALUABLE INFORMATION ABOUT YOUR ILLUSTRATION

     This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

     This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

     The values illustrated comply with the Internal Revenue Code definition of life insurance.

     GROSS HYPOTHETICAL RETURNS. The gross hypothetical returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your agent or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy may be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

     NET ANNUAL RETURN. The net rate illustrated reflects a reduction from the gross rate to cover ReliaStar's mortality and expense risk charge and portfolio operating expenses. For current costs, the mortality and expense risk charge on an annual basis is equal to 0.35% of the Variable Account assets. For guaranteed costs, the mortality and risk charge on an annual basis is equal to 0.60%. An average portfolio operating expense of 0.79% is deducted from the gross return. The actual portfolio expense deducted would vary based on the premium allocation specified.

     SUB-ACCOUNT ALLOCATION. This illustration assumes that the net premiums (after expense deductions) have been allocated to the Variable Account. FlexDesign VUL offers the policy owner the opportunity to select those sub-accounts that most clearly reflect their own tolerance for risk. Sub-accounts and their allocations are selected initially and can be changed or transferred between the sub-accounts of the policy without creating a taxable event. Transfers between sub-accounts can be made up to 24 times per year without charge. We reserve the right to limit transfers to four per year and charge up to $25.00 per transfer.

     FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 3% on amounts credited to the account. ReliaStar has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your Registered Representative.

     MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $96.00 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases of decreases are made in any of the policy benefits.

     DEATH BENEFIT GUARANTEE. The base policy death benefit guarantee is in effect for 25 years provided cumulative minimum monthly premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee period will be shorter for substandard policies and for policies with a term rider. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of portfolio performance. Please see the Prospectus for a full explanation of this provision.

     DEATH BENEFIT QUALIFICATION TEST. This illustration uses the Guideline Premium Test to qualify the proposed policy as life insurance under Section 7702 of the Internal Revenue Code. Under the Guideline Premium Test, the premiums paid into the policy must never exceed the guideline premium limit. Additionally, a minimum corridor of death benefit in relation to cash value must be maintained. (See the corridor limit section of the prospectus for more information.)

     DEATH BENEFIT OPTION. Under Option A (Level), the death benefit until age 100 is equal to the face amount. Under Option B (Variable), the death benefit until age 100 is equal to the face amount plus the accumulation value. Under Option C (Face Amount plus Premium), the death benefit until age 100 is equal to the face amount plus total premiums less total withdrawals, or if greater, the minimum death benefit to qualify as life insurance based on the Death Benefit Qualification Test. The death benefit after age 100 is equal to the accumulation value. The initial Death Benefit Option assumed in this illustration is A (Level).

     DEDUCTIONS AND CHARGES. A premium expense charge is deducted from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 10 years and the first 10 years following any requested increase in the face amount.

     TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endowment Contract
(MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 591/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

     ISSUER. FlexDesign VUL is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is Washington Square Securities, Inc., an affiliated company, member NASD/SIPC, located at 20 Washington Avenue South, Minneapolis, MN 55401 (612-372-5507). Form #85-484 (may vary by state).

PREMIUM LIMITS SUMMARY.


   Minimum First Year Annual Premium:      $  1,152.00
   Initial Guideline Level Premium:        $  1,756.44
   Initial Guideline Single Premium:       $ 20,488.52
   Initial MEC 7-pay Premium:              $  4,437.96

                      ILLUSTRATION SUMMARY AND DISCLOSURE
                               VARIABLE ACCOUNT

     THIS PAGE SUMMARIES INFORMATION FROM THE PREVIOUS LEDGER PAGES AND OUTLINES SOME IMPORTANT POLICY PROVISIONS. REVIEW THE INFORMATION PRESENTED BELOW. IF ACCEPTABLE SIGN, DATE AND RETURN THIS ILLUSTRATION, ALONG WITH THE APPLICATION FOR INSURANCE, TO RELIASTAR LIFE INSURANCE COMPANY.

PREPARED FOR:

 Male 40 No Tobacco

Initial Total Face Amount: $100,000     Death Benefit Guarantee (DBG) to end of
  year: 25
Initial Death Benefit Option: A (Level)
Annual Premium: $1,200.00

This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.



                                 GUARANTEED COSTS                              CURRENT COSTS
                           ---------------------------   ---------------------------------------------------------
                            0.00% GROSS ANNUAL RETURN     0.00% GROSS ANNUAL RETURN     12.00% GROSS ANNUAL RETURN
                               (-1.39% NET RETURN)           (-1.14% NET RETURN)           (10.86% NET RETURN)
                           ---------------------------   ---------------------------   ---------------------------
Year 10, Age 50
 Cash Surrender Value:                 3,760                         5,897                        12,273
 Death Benefit:                      100,000                       100,000                       100,000

Year 20, Age 60
 Cash Surrender Value:                 5,268                        10,669                        47,658
 Death Benefit:                      100,000                       100,000                       100,000

Projected age when
 Death Benefit Ends:                      66                            74                           100

------------------
You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

     I UNDERSTAND THAT:

     PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

     RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying sub-accounts. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

     INSURANCE PROTECTION. The policy provides insurance protection for life. At attained age 100, the death benefit becomes equal to the accumulation value of the policy. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

     DEATH BENEFIT QUALIFICATION TEST. This illustration uses the Guideline Premium Test to qualify the proposed policy as life insurance under Section 7702 of the Internal Revenue Code. Under the Guideline Premium Test, the premiums paid into the policy must never exceed the guideline premium limit. Additionally, a minimum corridor of death benefit in relation to cash value must be maintained. (See the corridor limit section of the prospectus for more information.)

     SUB-ACCOUNT ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more sub-accounts, each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premium to a sub-account, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any sub-account(s) is guaranteed. I may also allocate net premiums to a Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 3.0%.

     SELECTED PORTFOLIO. The sub-accounts I select have varying portfolio operating expenses. Changes to the selected sub-accounts and the allocation percentages will have an impact on the policy cash values. This illustration assumes the average portfolio expense of all underlying portfolios is deducted.

     ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

     CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative and other expenses, and mortality and expense risks assumed by the Company. If I surrender the policy or allow it to lapse during the first 10 years after issue or an increase, a surrender charge will be imposed.

     LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and we may lapse the policy. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate.

     TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



--------------------------------------------        ----------------
APPLICANT OR POLICY OWNER                           DATE



------------------    ----------------------
DATE OF PROSPECTUS    PROSPECTUS FORM NUMBER



--------------------------------------------        ----------------
JOHN R. PEMBLE                                      DATE